Exhibit 99.1

PRINCIPAL EXECUTIVE OFFICER (PEO) CERTIFICATION
PURSUANT TO
SECTION 111 OF THE EMERGENCY ECONOMIC STABILIZATION ACT

I, William C. Marsh, Chief Executive Officer and President, certify, based on my knowledge, that:

(i)	The compensation committee of Emclaire Financial Corp. (the Corporation) has discussed, reviewed, and evaluated with senior risk officers during the Final TARP period (January 1, 2011 – August 18, 2011), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Corporation;
(ii)	The compensation committee of the Corporation has identified and limited during any part of the Final TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Corporation and has identified any features of the employee compensation plans that pose risks to the Corporation and has limited those features to ensure that the Corporation is not unnecessarily exposed to risks;
(iii)	The compensation committee has reviewed, during the Final TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of an employee and has limited any such features;
(iv)	The compensation committee of the Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v)	The compensation committee of the Corporation will provide a narrative description of how it limited during the Final TARP period the features in:
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Corporation;
(B)	Employee compensation plans that unnecessarily expose the Corporation to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Corporation to enhance the compensation of an employee;
(vi)	The Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) (bonus payments), be subject to a recovery or “clawback” provision during the Final TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii)	The Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the Final TARP period;
(viii)	The Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the Final TARP period;
(ix)	The Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the Final TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors a committee of the board of directors, an SEO or an executive officer with a similar level of responsibility were properly approved;

(x)	The Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;
(xi)	The Corporation will disclose the amount, nature, and justification for the offering, during the Final TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii)	The Corporation will disclose whether the Corporation, the board of directors of the Corporation, or the compensation committee of the Corporation has engaged during any part of the Final TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii)	The Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the Final TARP period;
(xiv)	The Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Corporation and Treasury, including any amendments;
(xv)	The Corporation is not required to submit to Treasury, per instructions contained in an email communication from TARP.Compliance@treasury.gov received on August 24, 2011, a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the Final TARP period; and
(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: August 18, 2011

By: /s/ William C. Marsh William C. Marsh Chief Executive Officer and President